Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
November 17, 2022
Mirion Technologies, Inc.
1218 Menlo Drive
Atlanta, GA
Re: Securities Being Registered under Registration Statement on Form S-3
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of:
(A) up to $1,000,000,000 of any combination of (i) common stock, par value $0.0001 per share (the “Common Stock”), of Mirion Technologies, Inc., a Delaware corporation (the “Company”), (ii) preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”), (v) purchase contracts of the Company, obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders Common Stock, Preferred Stock or other securities at a future date or dates (“Purchase Contracts”), (vi) depositary shares representing Preferred Stock (the “Depositary Shares”), which may be issued pursuant to one or more preferred stock deposit agreements (each, a “Depositary Agreement”) to be entered into between the Company and the depositary to be named therein (the “Depositary”), and (vii) units comprised of Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units”). The Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase Contracts, Depositary Shares and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, Purchase Contracts, Depositary Shares and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement;
(B) the issuance by the Company of up to an aggregate of up to 35,290,419 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon (i) the exercise of 27,249,879 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (the “Warrant Resale Shares”), including the public warrants (the “Public Warrants”) and the private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Existing Warrants”), and (ii) the exchange of up to 8,040,540 shares (the “IntermediateCo Resale Shares”) of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B Common Stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”) upon a redemption request by the holder thereof;
(C) the offer and resale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to 125,645,849 shares of Class A Common Stock (the “Resale Shares”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

Mirion Technologies, Inc.
November 17, 2022

For purposes of the opinions set forth in numbered paragraphs 1 through 7 below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units and Purchase Contract Agreements, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit or Purchase Contract), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).
For purposes of the opinions set forth in numbered paragraphs 1 through 7 below, we refer to the following as the “Future Authorization and Issuance” of Securities:
•with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;
•with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;
•with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such securities in accordance with the applicable indenture or supplemental indenture and applicable law;
•with respect to Warrants, Units or Stock Purchase Contracts, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such securities are to be issued, and (b) the establishment of the terms of such securities and the issuance of such securities in conformity with those terms, the terms of any applicable agreement and applicable law; and
•with respect to Depositary Shares, when (a) the authorization by the Company of the amount, terms and issuance of such Depositary Shares, the terms of the offering thereof and related matters, including the adoption of a Certificate of Designation relating to the Preferred Stock underlying the Depositary Shares and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and such Certificate of Designation has been duly filed, (b) the applicable Depositary Agreement relating to the Depositary Shares has been duly authorized, executed and delivered; any depositary receipts evidencing rights in the Depositary Shares have been executed; and the Depositary appointed by the Company, (c) the terms of the issuance and sale of the Depositary Shares have been duly established in conformity with the Charter, the Bylaws of the Company and the Authorization (d) the Depositary Shares have been issued and delivered as contemplated by the Registration Statement, the prospectus and any applicable Prospectus Supplement in accordance with the applicable underwriting or other purchase agreement against payment therefor, (e) the shares of Preferred Stock underlying the Depositary Shares have been deposited with a bank or trust company (which meets the

Mirion Technologies, Inc.
November 17, 2022

requirements for the depositary set forth in the Registration Statement), and (f) the Company has received the consideration provided for in the Authorization and the applicable underwriting agreement or other purchase agreement, the Depositary Shares will be legally issued and will entitle the holders of such Depositary Shares to the rights specified in the applicable Depositary Agreement and the applicable depositary receipts.
For purposes of the opinions set forth in numbered paragraph 8, we have assumed that (i) the Existing Warrants have been issued in accordance with that certain Warrant Agreement, dated June 29, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent, (ii) the Public Placement Warrants were sold pursuant to an effective registration statement and the Underwriting Agreement, dated June 29, 2020 (the “Underwriting Agreement”), between the Company and the representatives of the underwriters thereunder, and (iii) the Private Placement Warrants were sold pursuant to that certain Warrant Purchase Agreement, dated June 29, 2020 (the “Warrant Purchase Agreement”). We have also assumed that the Underwriting Agreement, the Warrant Agreement, the Warrant Purchase Agreement and the Warrants (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.
For purposes of the opinions set forth in numbered paragraphs 8 and 9 we have assumed that before the Warrant Resale Shares and IntermediateCo Resale Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Resale Shares and IntermediateCo Resale Shares.
Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:
1. Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.
2. Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.
3. Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.
4. Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.
5. Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.
6. Upon the Future Authorization and Issuance of Purchase Contracts, such Purchase Contracts will be valid and binding obligations of the Company.
7. Upon the Future Authorization and Issuance of Depositary Shares, such Depositary Shares will be valid and binding obligations of the Company.
8. The Warrant Resale Shares have been duly authorized and, when and if issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

Mirion Technologies, Inc.
November 17, 2022

9. The IntermediateCo Resale Shares have been duly authorized and, upon issuance following a redemption in accordance with the certificate of incorporation of IntermediateCo, will be validly issued, fully paid and nonassessable.
10. The Resale Shares have been duly authorized and are validly issued, fully paid and nonassessable.
The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP